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                                                                    EXHIBIT 11.2


                            ALLEGIANCE TELECOM, INC.
                    COMPUTATION OF PER SHARE EARNINGS (LOSS)
                      NINE MONTHS ENDED SEPTEMBER 30, 2000
                (Dollars in thousands, except per share amounts)



                                                                          Number of         Percent
                                                                           Shares         outstanding    Equivalent Shares
                                                                         ----------       -----------    ------------------
Prior to Initial Pubic Offering
     1997 Common Stock Offering                                                 639            100.00%                    639

After Initial Public Offering
     1998 Common Stock Offering                                          15,000,000            100.00%             15,000,000
     Preferred Stock Converted to Common Stock                           60,511,692            100.00%             60,511,692
     1999 Common Stock Offering                                          21,041,100            100.00%             21,041,100
     2000 Common Stock Offering                                          10,703,109             87.58%              9,373,972
     Treasury Shares                                                       (327,495)            84.51%               (276,775)
     Warrants Exercised                                                     741,138             83.67%                620,077
     Stock Options Exercised                                                825,659             63.85%                527,188
     Cash in Lieu of Stock Split                                               (577)            78.51%                   (453)
     Employee Stock Discount Purchase Plan Shares Issued                    217,830             89.25%                194,418
     Common Stock Offering Issued for Business Acquisitions                 393,482             39.51%                155,461
                                                                                                             ----------------
WEIGHTED AVERAGE SHARES OUTSTANDING                                                                               107,147,319

NET LOSS APPLICABLE TO COMMON STOCK                                                                          $   (191,332,000)

NET LOSS PER SHARE, BASIC AND DILUTED                                                                        $          (1.79)
                                                                                                             ================